UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   May 27, 2021

MONOLITHIC POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

5808 Lake Washington Blvd. NE, Kirkland, Washington 98033
(Address of principal executive offices) (Zip Code)

(425) 296-9956
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MPWR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of a New Director

On May 27, 2021, the Board of Directors (the “Board”) of Monolithic Power Systems, Inc. (the “Company”) appointed Carintia Martinez to serve as a member of the Board, effective immediately. Ms. Martinez was appointed as a Class III director whose term will expire at the annual meeting of stockholders to be held in 2022. Ms. Martinez was not appointed to serve on any committees of the Board in connection with her initial appointment as a director.

Ms. Martinez, 55, has served as Vice President, Chief Information Officer of Thales Alenia Space, a European aerospace manufacturer specializing in satellite systems, since January 2018. From February 2008 to December 2017, Ms. Martinez held various senior positions, including Vice President of Renault-Nissan Alliance Quality and Vice President of Information Systems for Marketing and Sales, at Renault Group, a French automobile manufacturer. Prior to 2008, Ms. Martinez held a variety of managerial roles in information systems and other corporate functions under different entities within Renault Group and Nissan Motor Corporation. Ms. Martinez holds a master’s degree in Architecture and City Planning from Pontificia Universidade Catolica do Parana in Brazil, a master’s degree in Project Management from Université de Technologie de Compiègne in France, and a master’s degree in Urban Planning from Université Paris XII - Val de Marne and Ecole Nationale des Ponts et Chaussées in France.

In connection with her participation in the Company's standard director compensation policies and programs, Ms. Martinez was granted an initial equity award of 583 shares of restricted stock units (“RSUs”), 50% of which will vest on the one-year anniversary of the grant date and the remaining 50% of which will vest on the two-year anniversary of the grant date. In addition, Ms. Martinez will receive a prorated annual Board retainer fee of $70,000 for 2021. If Ms. Martinez is a director of the Company on the date of a change of control that occurs before the two-year anniversary of the grant date, in the event that a successor corporation refuses to assume or substitute the RSUs with an equivalent right, 100% of the shares subject to the RSUs will immediately vest as of the effective date of such change of control. The Company will also reimburse Ms. Martinez all reasonable expenses in connection with her service to the Company. The foregoing description of Ms. Martinez’s offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is attached as Exhibit 10.1 to this report.

Ms. Martinez executed the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.2 to this report. The indemnification agreement requires the Company to indemnify Ms. Martinez to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.

There are no arrangements or understandings between Ms. Martinez and any other persons pursuant to which Ms. Martinez was selected as a director of the Company, and there are no related party transactions between the Company and Ms. Martinez that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1 10.2 99.1 104	Letter agreement dated May 27, 2021. Indemnification agreement dated May 27, 2021. Press release issued on May 27, 2021. Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 28, 2021	By:	/s/ Saria Tseng
Saria Tseng
Vice President, General Counsel